Exhibit 99.1

TERREMARK WORLDWIDE, INC.

2601 South Bayshore Drive
Miami, Florida 33133

September 24, 2004

Mr. Manuel D. Medina
Terremark Worldwide, Inc.
2601 South Bayshore Drive
Miami, Florida 33133

Dear Mr. Medina:

     Reference is made to that certain promissory note, dated September 5, 2001 as amended on July 10, 2002 (the “Note”), issued by you to Terremark Worldwide, Inc. (the “Company”) in the principal amount of $5,000,000, which Note is due and payable on September 30, 2004 (the “Maturity Date”). This letter sets forth the agreement between the Company and you with respect to the repayment of the Note.

     1. The Company hereby agrees to purchase from you 7,737,351 shares (the “Shares”) of common stock, $.001 par value, of the Company, such Shares being valued for purposes of this letter agreement at $0.65 per share and to apply such purchase price to the repayment of the outstanding principal and accrued interest of $29,278.09 on the Note. You hereby agree to deliver and transfer certificate(s) evidencing such Shares to the Company on or before the Maturity Date. To the extent any portion of the principal of and/or interest on the Note is paid by you in cash on or prior to the Maturity Date, the number of Shares shall be appropriately reduced.

     2. You hereby represent and warrant to the Company as follows:

     a. You are the legal and beneficial owner of the Shares, free and clear of any liens, claims, encumbrances and restrictions of any kind or nature whatsoever, other than the lien granted to Ocean Bank which shall be released prior to the delivery of the Shares hereunder and restrictions on transfer under the federal securities laws, and you have the full right, power and authority to deliver and transfer the Shares to the Company pursuant to this letter agreement. Upon delivery and transfer of the Shares to the Company hereunder, the Shares will be free and clear of any liens, claims, encumbrances and restrictions of any kind or nature whatsoever, other than restrictions on transfer under the federal securities laws.

     b. This letter agreement has been duly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms.

     c. Neither the execution, delivery nor performance by you of this letter agreement or the consummation of any of the transactions contemplated hereby does or will (i) violate or conflict with, or constitute a breach or default under, with or without the giving of notice or the passage of time or both, any provision of (A) any agreement, indenture or other instrument applicable to you or (B) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to you or any of your properties; or (ii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any person.

Mr. Manuel D. Medina
September 24, 2004

     3. The Company hereby represents and warrants to you as follows:

     a. This letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     b. Neither the execution, delivery nor performance by the Company of this letter agreement or the consummation of any of the transactions contemplated hereby does or will (i) violate or conflict with, or constitute a breach or default under, with or without the giving of notice or the passage of time or both, any provision of (A) the articles of incorporation or bylaws of the Company, (B) any agreement, indenture or other instrument applicable to the Company or (C) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its properties; or (ii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any person.

     4. The obligation of the Company to consummate the transaction set forth herein is subject to (i) approval by its Board of Directors, and (ii) receipt of an opinion of Raymond James & Associates, Inc., addressed to the Audit Committee of the Board of Directors of the Company as to the fairness from a financial point of view to the holders of the Company’s common stock of the consideration to be paid for the Shares provided for herein, satisfactory in form and substance to such Committee and its counsel.

     5. This letter agreement shall be binding upon the Company and you and our respective successors and assigns. This letter agreement may be executed in counterparts. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     If you are in agreement with the foregoing, kindly acknowledge your agreement by executing this letter agreement in the space provided below, whereupon this letter agreement shall constitute a binding agreement.

Very truly yours, Terremark Worldwide, Inc.
By:	/s/ Jose A. Segrera
Jose A. Segrera
Chief Financial Officer

Acknowledged and Agreed to
this 24th day of September, 2004:

/s/ Manuel D. Medina

Manuel D. Medina